Date: For Release: Contact(s):	January 26, 2006 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

	Debora Raymond 860/547-9613 debora.raymond@thehartford.com	Greg Schroeter 860/547-9140 gregory.schroeter@thehartford.com

The Hartford Reports Fourth Quarter 2005 Net Income of $474 million or $1.53 Per Diluted Share

Total 2005 net income is $2.3 billion, a new record for the company. Assets under management increase 11 percent to $323 billion, also a record.

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported fourth quarter 2005 net income of $474 million, or $1.53 per diluted share. The company’s net income reached $2.3 billion for the year, a new record for the company.

The Hartford’s core earnings in the fourth quarter of 2005 were $505 million, or $1.63 per diluted share. Catastrophe losses and reinstatement premiums during the quarter, including Hurricane Wilma, totaled $0.27 cents per diluted share, compared with $0.06 cents per diluted share in the prior year period. In addition, results for the quarter included an after-tax increase to reserves related to regulatory matters of $29 million, or $0.09 cents per diluted share. The Hartford’s performance for this quarter and for full year 2005 is compared to results for the prior year periods in the table below.

Summary
(in millions except per share data)	Quarterly Results			Yearly Results
	4Q ’04	4Q ’05	Change	2004	2005	Change
Net income	$620	$474	(24%)	$2,115	$2,281	8%

Net income per diluted share	2.08	1.53	(26%)	7.12	7.46	5%

Core earnings[1]	597	505	(15%)	1,972	2,249	14%

Core earnings per diluted share[1]	2.00	1.63	(19%)	6.64	7.36	11%

Assets under management				291,696	322,966	11%

Book value per share (ex. AOCI)[1]				43.55	50.44	16%

“Notwithstanding the several unusual items that influenced our results, the last three months demonstrate that the underlying performance of The Hartford’s property and casualty and life operations was strong. This performance is a reflection of our efforts to sustain profitable growth in a competitive environment. Our return on equity of over 15 percent over the last twelve months has exceeded our stated long-term goals,” said Ramani Ayer, chairman, president and CEO of The Hartford. “Actions we have taken to broaden distribution and improve our products are driving our sales momentum.”

For 2005, The Hartford reported record net income of $2.3 billion. This compared with net income of $2.1 billion in 2004, a year which benefited from significant tax benefits and higher net realized capital gains. Core earnings rose 14 percent in 2005, to reach $2.2 billion.

“In December, we reached a milestone for our company as we celebrated our 10-year anniversary as an independent publicly traded company on the New York Stock Exchange. Over the past decade, our shareholders have been well rewarded with a 16 percent compound annual total return that handily exceeds the performance of the Standard & Poor’s 500,” Ayer said.

“The final days of the last quarter also saw a significant legislative accomplishment in passage of an extension of the Terrorism Risk Insurance Act of 2002, or TRIA. The President and Congress deserve our praise for their careful consideration of this important issue. The Hartford, and many others in the insurance and related industries, voiced strong support for this law which provides a vital measure of economic security for the nation in uncertain times.

“Our results this quarter include an accrual, in addition to that which we set aside in the first quarter of 2005, related to regulatory matters. We are in active discussions with regulators on several of these matters and are working diligently to resolve them. We have cooperated fully with the ongoing investigations, and will continue to do so. As I have said before, our job, every day, is to live up to the highest standards of trust and integrity in everything that we do,” Ayer added.

REVIEW OF BUSINESS UNIT RESULTS

Property and Casualty Operations

Core earnings for The Hartford’s property and casualty operations in the fourth quarter of 2005 were $220 million, compared with $331 million in the same quarter of the prior year. Core earnings for the quarter included $85 million (after-tax) in net catastrophe losses and reinstatement premiums. The quarter also included estimated hurricane-related assessments of $32 million (after-tax), primarily for Citizen’s Property Insurance Corporation of Florida.

Net written premium for The Hartford’s property and casualty operations in the fourth quarter of 2005 was $2.6 billion, a 6 percent increase from the fourth quarter of 2004. This net written premium growth reflected a double-digit rise in business insurance net written premium and high single digit growth in AARP and Agency personal lines, partially offset by lower net written premium in specialty property and specialty casualty lines.

For the fourth quarter of 2005, ongoing operations reported a combined ratio of 99.2 percent, or 94.6 percent before catastrophes. These combined ratios include 1.9 points of estimated hurricane-related assessments and $61 million, or 2.4 points, of net prior year adverse reserve development primarily related to strengthening of general liability reserves in business insurance.

For the full year 2005, net written premium of $10.5 billion was up by 5 percent over 2004, and the company’s property and casualty operations delivered record core earnings of over $1.2 billion. “The fourth quarter capped a tremendous year for the property and casualty business,” said Ramani Ayer. “The strategic initiatives we’ve implemented over the past two years are driving our profitable growth. Together, business insurance and personal lines net written premium totaled $8.7 billion, or over 80 percent of net written premium for property and casualty as a whole. Going forward, we will continue to make strategic investments in products, distribution, service and agent technology to further differentiate The Hartford in the property and casualty market.”

Business Insurance

Business insurance reported strong premium growth in the fourth quarter of 2005. Net written premium of $1.3 billion rose 12 percent compared with the same period in 2004. The combined ratio for business insurance before catastrophes was 94.9 percent compared with 93.4 percent in the fourth quarter of 2004. Included in the 94.9 percent combined ratio were estimated hurricane-related assessments of $25 million (before-tax), which added approximately 2.0 points. Catastrophe losses were 4.1 points in the fourth quarter of 2005.

In small commercial insurance, new business and strong renewal retention contributed to another quarter of double-digit growth in net written premium. For the quarter, net written premium was up 12 percent to $638 million. In the fourth quarter, the company continued to add sales representatives and increase the number of appointed agents representing The Hartford. The number of small commercial sales representatives at year-end 2005 exceeded 140, more than 20 percent higher than one year ago.

In middle market insurance, net written premium grew 11 percent, to $655 million. During the quarter, the company continued to deepen its relationships with key agencies, helping generate year-over-year increases in both new business and retention. The company also generated new relationships with members of the National Association of Wholesalers.

Personal Lines Insurance

In the fourth quarter of 2005, personal lines net written premium reached $901 million, a 5 percent increase over the fourth quarter of 2004. Increased marketing activities to AARP members led to net written premium growth of 9 percent in the quarter. In Agency personal lines, the company expanded its distribution platform through added sales representatives and improved technology capabilities. Agency net written premium increased by 8 percent over the fourth quarter of 2004.

Excluding catastrophe losses, underwriting results for personal lines continued to be excellent. The combined ratio before catastrophes was 91.0 percent during the fourth quarter of 2005, compared with 89.6 in the same period last year. Included in the 91.0 percent combined ratio were estimated hurricane-related assessments of $24 million (before-tax), which added approximately 2.6 points. Catastrophe losses in personal lines were 0.9 points in the fourth quarter of 2005.

During the quarter, the company’s AARP operations recorded a first for any sales and services call center in the property and casualty industry, being recognized for excellence in call center customer satisfaction through the highly regarded J.D. Power and Associates Certified Call Center ProgramSM . Certification by J.D. Power and Associates underscores the company’s ongoing commitment to provide “An Outstanding Customer Service Experience.” 2

Specialty Commercial Insurance

The Hartford’s specialty commercial insurance operations recorded $372 million in net written premium for the fourth quarter of 2005, compared with $408 million during the prior year period. The company continued to demonstrate underwriting discipline in specialty property and selectively wrote business where pricing and risks were aligned with acceptable profitability. In particular, the company reduced its writings of specialty property business in the face of very competitive market conditions.

The combined ratio before catastrophes for The Hartford’s specialty commercial segment was 101.9 percent in the fourth quarter of 2005 compared with the extremely favorable combined ratio of 77.6 percent in the fourth quarter of 2004. Catastrophe losses for the fourth quarter of 2005 were 15.1 points.

Life Operations

Core earnings for The Hartford’s life operations were $326 million in the fourth quarter of 2005, compared to $308 million in the fourth quarter of 2004. Core earnings were driven by an 11 percent increase in assets under management.

Core earnings this quarter include the following unusual items:

•	$32 million in tax benefits not related to the fourth quarter of 2005;

•	$29 million for an additional accrual for regulatory matters;

•	$22 million for an expense for the termination of a provision of an agreement with a mutual fund distribution partner; and

•	$18 million for an accrual relating to an agreement whereby certain annuity customers have surrendered older variable annuity contracts that were the subject of prior litigation.

“The underlying performance of The Hartford’s life operations was very strong in both the fourth quarter and full year with double-digit core earnings growth from nearly all segments,” said Ayer. “The strategic initiatives undertaken in the last few years are driving earnings momentum. We’ve also maintained market leadership positions in global variable annuities, variable life and group benefits.”

The $29 million additional accrual for regulatory matters is an estimate. There may be significant developments in these matters before The Hartford files its Annual Report on Form 10-K. In that event, the company could be required to change this estimate and record the change in its financial results for the fourth quarter of 2005.

Retail Products Group

Fourth quarter 2005 core earnings for the retail products group were $175 million, compared to $145 million in the fourth quarter of 2004. Core earnings include an after-tax expense of $22 million related to the mutual fund distribution agreement described above. Core earnings benefited by $28 million in tax benefits related to the first three quarters of 2005. During the quarter, good equity markets and strong net flows into mutual funds pushed assets under management for the retail products group to $146 billion, a 6 percent increase from a year ago.

Variable annuity sales and deposits were $2.5 billion in the fourth quarter of 2005, with net outflows of $880 million. During the quarter, The Hartford launched Lifetime Income Builder, a product feature designed to help consumers address concerns about outliving their savings. This new rider has been well received by the market and is being elected on approximately 20 percent of new sales. At year-end, assets under management in variable annuities topped $105 billion.

The Hartford recorded $1.7 billion in retail mutual fund sales and deposits during the quarter, up 39 percent from the fourth quarter of 2004. Net sales for the fourth quarter of 2005 were $559 million. Sales momentum is building as PLANCO’s 90 wholesalers work to penetrate wirehouses, regional and independent broker-dealers, and bank distribution. Assets under management in retail mutual funds were $29 billion, up 15 percent over a year ago.

Retirement Plans

Beginning with this quarter, the company established a new retirement plans segment. Retirement plans segment includes The Hartford’s growing 401(k), governmental 457 plans and 403(b) plans. Core earnings in retirement plans were $21 million for the fourth quarter of 2005, up 17 percent from the prior year period. Assets under management in the retirement plans segment reached $20.4 billion as of December 31, 2005.

The Hartford’s 401(k) plans, one of the company’s fastest growing products, reported a 35 percent increase in sales and deposits in the fourth quarter of 2005 compared to the prior year period. Sales and deposits reached $827 million in the fourth quarter of 2005, and net flows were $329 million. Sales growth has been driven by both an expanded product offering and broader distribution. The Hartford’s PLANCO wholesalers, aided by an experienced team of 80 retirement plan specialists, are leveraging established retail relationships to successfully cross-sell The Hartford’s retirement plans. Governmental 457 and 403(b) retirement plans sales and deposits were $278 million, up 19 percent from the fourth quarter of 2004.

Institutional Solutions Group

Fourth quarter 2005 core earnings in the institutional solutions group were $22 million, up 22 percent from the fourth quarter of 2004. The institutional solutions group includes institutional investment products and variable private placement life insurance. Sales and deposits for the group were $1.1 billion for the quarter, compared to $1.2 billion in the prior year period. Assets under management reached $43 billion, 15 percent higher than a year ago.

Individual Life

Individual life insurance had a record sales quarter driven by strong growth in wirehouse and broker-dealer distribution. Sales topped $85 million with over 40 percent of new business in variable life. Individual life reported core earnings of $43 million, an 8 percent increase over the prior year period. During 2005, life insurance in-force rose 8 percent to $151 billion.

Group Benefits

Sales growth was very strong in the fourth quarter of 2005 for both group life and group disability, with fully insured sales reaching $136 million, up 70 percent from the prior year period. Fourth quarter 2005 fully insured premiums of $955 million were up 6 percent over the prior year. Fourth quarter 2005 core earnings of $81 million included a non-recurring tax benefit of $9 million and were up from $65 million in the fourth quarter of 2004. The group benefits after-tax margin, excluding the impact of the tax benefit, expanded to 7.5 percent in the quarter, reflecting continued favorable mortality and morbidity.

International

The rapidly growing Japan annuity business drove fourth quarter 2005 core earnings in the newly established international segment to $33 million, compared to $6 million during the prior year period. For The Hartford’s Japan operations, the strong performance of the Japan equity market, coupled with net flows of $2 billion in the quarter, drove assets under management to a record $26.1 billion.

Sales for The Hartford’s Japan operations in the fourth quarter of 2005 were up 14 percent from the prior year period to 292 billion yen, or $2.5 billion. The Hartford introduced a new variable annuity product in Japan during the fourth quarter of 2005. This product addresses a growing demand among Japanese customers for a dependable stream of retirement income. The product has been well received by the company’s distribution partners and will be fully launched by the end of the first quarter of 2006.

2006 GUIDANCE

Based on current information, The Hartford expects 2006 core earnings per diluted share to be between $8.20 and $8.50. Other than recasting this guidance for core earnings, it is unchanged from the guidance The Hartford outlined in its press release and investor presentations of December 12. Core earnings excludes all realized gains and losses, except for certain gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. The company estimates that core earnings in 2006 will include approximately 12 cents per diluted share of realized capital losses that would previously have been excluded from operating earnings.

This guidance also excludes any unusual or unpredictable benefits or charges that might occur during the year. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Among other assumptions, which are substantially unchanged from those expressed on December 12, 2005, this 2006 guidance assumes the following:

•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,248 on December 30th, 2005;

•	U.S. variable annuity sales of $10 to $11 billion and net outflows of $2.7 to $3.7 billion; Japan variable annuity sales of $9 to $11 billion and net flows of $8 to $10 billion based on a yen/dollar conversion rate of 110;

•	Mutual fund sales of $6.3 to $6.8 billion, with net flows of $1.4 to $1.9 billion; retirement plans sales of $5.1 to $5.5 billion with net flows of $2.5 to $2.9 billion;

•	The final resolution of the previously-disclosed market timing, directed brokerage, and single premium group annuity matters at a cost of neither more nor less than the accrued $95 million (after-tax) (the ultimate cost to the company of these matters could materially exceed this amount);

•	For business insurance, high-single-digit full year net written premium growth with a 2006 combined ratio (excluding catastrophes and prior year development) in the low 90s (2005 combined ratio excluding cats and prior year 89.4);

•	For personal lines, mid-single-digit full year written premium growth with a 2006 combined ratio (excluding catastrophes and prior year development) in the high 80s (2005 combined ratio excluding cats and prior year 87.2);

•	For specialty commercial, a decline of mid-single-digits in full year written premium with a 2006 combined ratio (excluding catastrophes and prior year development) in the low 90s (2005 combined ratio excluding cats and prior year 93.8);

•	Catastrophe losses of 3 percent of earned premium in ongoing property and casualty operations.

These estimates are highly likely to change. The company’s actual experience in 2006 will almost certainly differ from many of the assumptions utilized above and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.

CONFERENCE CALL

The Hartford will discuss the results of the fourth quarter and full year 2005, along with 2006 guidance in a conference call on Friday, January 27, 2006, at 10:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at www.thehartford.com/ir/index.html

More detailed financial information can be found in The Hartford’s Investor Financial Supplement and Supplemental Analysis Data for the fourth quarter of 2005, both of which are available on The Hartford’s Web site, www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the Company’s operating performance. The Company believes the measure core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because core earnings excludes the cumulative effect of accounting changes and the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. Core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap because these net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income is the most directly comparable GAAP measure. A reconciliation of net income to core earnings for the three and twelve months ended December 31, 2004 and 2005 is set forth in the operating results table. Core earnings per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to core earnings per share for the three and twelve months ended December 31, 2004 and 2005 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2005.

In this release, The Hartford has included the financial measure core earnings, before tax related items. The Hartford has provided this financial measure to enhance investor understanding of the company’s ongoing businesses by eliminating the effects of tax related items because these items are related to prior tax years and are highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income to core earnings, before tax related items, for the three and twelve months ended December 31, 2004 and 2005 is set forth in the operating results table. Core earnings, before tax related items, per share is calculated based on a non-GAAP financial measure. A reconciliation of net income per share to core earnings, before tax related items, per share for the three and twelve months ended December 31, 2004 and 2005 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2005.

Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the Company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and twelve months ended December 31, 2004 and 2005 periods is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2005.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2004 and 2005 is set forth in the operating results table.

The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred claims, claim adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the Company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-14 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2005.

A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2006 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

The Hartford is one of the nation’s largest financial services and insurance companies, with 2005 revenues of $27.1 billion. As of December 31, 2005, The Hartford had total assets of $285.6 billion and stockholders’ equity of $15.3 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

1 Core earnings, core earnings per diluted share and book value per share, excluding AOCI (accumulated other comprehensive income), are not calculated based on generally accepted accounting principles (“non-GAAP”). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

2 J.D. Power and Associates Certified Technology and Service Support ProgramSM, developed in conjunction with the Service & Support Professionals Association (SSPA). For more information, visit www.jdpower.com or sspa.com.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
OPERATING RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
LIFE	2004	2005	Change	2004	2005	Change
Retail Products Group
Individual Annuity	$134	$183	37%	$486	$618	27%
Other Retail [1]	11	(8)	NM	36	4	(89%)

Total Retail Products Group	145	175	21%	522	622	19%
Retirement Plans	18	21	17%	67	75	12%
Institutional Solutions Group	18	22	22%	68	88	29%
Individual Life	40	43	8%	156	166	6%
Group Benefits	65	81	25%	229	272	19%
International	6	33	NM	43	96	123%
Other [2] [3] [4]	16	(49)	NM	231	(112)	NM

Total Life core earnings	$308	$326	6%	$1,316	$1,207	(8%)
Less: Tax related items [4]	—	—	–	190	—	(100%)
Total Life core earnings, before tax related items	$308	$326	6%	$1,126	$1,207	7%
PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	$63	$12	(81%)	$360	$396	10%
Personal Lines	94	74	(21%)	138	460	NM
Specialty Commercial	86	(67)	NM	(53)	(165)	NM

Total Ongoing Operations underwriting results	243	19	(92%)	445	691	55%
Net servicing income	2	9	NM	42	49	17%
Net investment income	253	285	13%	903	1,082	20%
Periodic net coupon settlements on non-qualifying derivatives, before-tax	1	–	(100%)	9	—	(100%)
Other expenses	(36)	(56)	(56%)	(198)	(202)	(2%)
Income tax expense	(139)	(63)	55%	(304)	(467)	(54%)

Ongoing Operations core earnings	$324	$194	(40%)	$897	$1,153	29%
Less: Tax related items [4]	—	—	—	26	—	(100%)

Ongoing Operations core earnings, before tax related items	$324	$194	(40%)	$871	$1,153	32%
Other Operations
Other Operations core earnings	$7	$26	NM	$(68)	$54	NM
Total Property & Casualty core earnings	$331	$220	(34%)	$829	$1,207	46%
Total Property & Casualty core earnings, before tax related items	$331	$220	(34%)	$803	$1,207	50%

CORPORATE
Total Corporate core earnings	$(42)	$(41)	2%	$(173)	$(165)	5%

CONSOLIDATED
Core earnings, before tax related items	$597	$505	(15%)	$1,756	$2,249	28%
Add: Tax related items [4]	—	—	—	216	—	(100%)

Core earnings	$597	$505	(15%)	$1,972	$2,249	14%
Add: Net realized capital gains (losses), after-tax [5]	23	(31)	NM	166	32	(81%)
Add: Cumulative effect of accounting change, after-tax	—	—	—	(23)	—	100%

Net income	$620	$474	(24%)	$2,115	$2,281	8%

PER SHARE DATA
Diluted earnings per share
Core earnings, before tax related items	$2.00	$1.63	(19%)	$5.91	$7.36	25%
Core earnings	$2.00	$1.63	(19%)	$6.64	$7.36	11%
Net income	$2.08	$1.53	(26%)	$7.12	$7.46	5%
Book value per share
Book value per share (excluding AOCI)				$43.55	$50.44	16%
Per share impact of AOCI				$4.85	$0.29	(94%)
Book value per share (including AOCI)				$48.40	$50.73	5%

[1] Included in the year ended December 31, 2005 is an expense of $46, after-tax, which is the termination value of a provision of an agreement with a mutual fund distribution partner. Included in the three months ended December 31, 2005 is an expense of $22, after-tax, representing the final settlement of this matter.

[2] Included in the year ended December 31, 2005 is a charge of $95, after-tax, to reserve for investigations related to market timing by the SEC and New York Attorney General’s Office, directed brokerage by the SEC and single premium group annuities by the New York Attorney General’s Office and the Connecticut Attorney General’s Office. Included in the three months ended December 31, 2005 is a charge of $29, after-tax, to increase the reserve for investigations.

[3] [4]	Included in the three months and year ended December 31, 2005 is an expense of $18, after-tax, related to the settlement of certain annuity contracts.
For the year ended December 31, 2004, Life included $190 and Property & Casualty included $26 of tax benefit related to tax years prior to 2004.

[5] Includes those net realized capital gains not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company’s potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s claims-paying, financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2004 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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